Registration No. 33-___________

_____________________________________________________________

                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                 FORM S-3

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       ____________________________

                            OMNICOM GROUP INC.

                 (Exact name as specified in its charter)

          New York                          13-1514814
(State or other jurisdiction of
incorporation or organization)       (IRS Employer Ident. No.)


                            437 Madison Avenue
                         New York, New York 10022
                              (212) 415-3600

    (Address, including zip code, and telephone number,including area code, of registrant's principal executive offices)

                         RAYMOND E. McGOVERN, ESQ.
                                 Secretary
                            Omnicom Group Inc.
                            437 Madison Avenue
                         New York, New York  10022
                               (212) 415-3600

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

               Copies of all communications and notices to:

                         MICHAEL D. DITZIAN, ESQ.
                              Davis & Gilbert
                               1740 Broadway
                         New York, New York  10019
                              (212) 468-4800

       Approximate date of commencement of proposed sale to
public:    From time to time after this Registration Statement
comes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]


                      CALCULATION OF REGISTRATION FEE
_________________________________________________________________

                             Proposed     Proposed
 Title of                    maximum      maximum
securities      Amount       offering     aggregate    Amount of
  to be         to be        price per    offering   Registration
registered    registered     share (1)    price (1)      fee



Common
Stock, $.50    68,333 shs.   $48.875    $3,339,775.50 $1,151.65
par value


______________________________

(1) Estimated solely for the purposes of calculating the registration fee. Pursuant to Rule 457(c), on the basis of the market price per share on Tuesday, February 22, 1994.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION
Dated February 24, 1994


                       68,333 Shares of Common Stock
                             ($.50 Par Value)

                            OMNICOM GROUP INC.
                          _______________________


    This Prospectus relates to 68,333 shares of the Company's Common Stock heretofore issued to the persons listed as the Selling Shareholders as consideration in connection with acquisitions by the Company as more fully described herein, of companies engaged in the advertising, direct marketing and related businesses. Such shares of Common Stock are being offered for the respective accounts of the Selling Shareholders. The Company will receive no proceeds from the sale of such shares of Common Stock by the Selling Shareholders. The expenses of preparing and filing the Registration Statement of which this Prospectus forms a part are being paid by the Company, except for costs of legal counsel for the Selling Shareholders.

                                (Continued on the Following Page)

                           _____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED
UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ______________________

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                          _______________________

          The Date of this Prospectus is ___________, 1994

         The Company has been advised by the Selling Shareholders that there are no underwriting arrangements with respect to the sale of such shares of Common Stock and that brokerage fees will be negotiated and paid by the Selling Shareholders in connection with any sale, which sales may be effected from time to time on the New York Stock Exchange at their prevailing prices, or in negotiated transactions. The Selling Shareholders may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended.

          The Company has agreed to indemnify certain of the Selling Shareholders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. The Selling Shareholders have severally agreed to indemnify the Company against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

         The Company's Common Stock is traded on the New York Stock Exchange, Inc. under the symbol OMC. On Tuesday, February 22, 1994, the last reported sale price for such shares, as reported by the New York Stock Exchange, was $49 per share.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING CONTEMPLATED HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission.
Reports, proxy statements and other information filed by the Company with the Securities and Exchange Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 75 Park Place, New York, New York 10007; and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621; and copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The documents listed below have been filed by the Company with the Securities and Exchange Commission and are incorporated herein by reference:

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992, and the Form 10-K/A filed by the Company on June 25, 1993;

            (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993, and September
30, 1993;

            (c) The Company's definitive Proxy Statement dated
April 5, 1993; and

            (d) The description of the Company's Common Stock contained in the Registration Statement filed pursuant to Section
12 of the Exchange Act, together with all amendments or reports filed for the purpose of updating such description.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to Raymond E. McGovern, Secretary, Omnicom Group Inc., 437 Madison Avenue, New York, New York 10022 (Telephone: (212) 415-3600).


                                THE COMPANY


        The Company through its wholly and partially-owned companies, operates advertising agencies which plan, create, produce and place advertising in various media such as television, radio, newspaper and magazines. The Company offers its clients such additional services as marketing consultation, consumer market research, design and production of merchandising and sales promotion programs and materials, direct mail advertising, corporate identification, and public relations. The Company offers these services to clients worldwide on a local, national, pan-regional or global basis. Operations cover the major regions of North America, the United Kingdom, Continental Europe, the Middle East, Africa, Latin America, the Far East and Australia. In 1992 and 1991, 52% and 48% respectively of the Company's billings came from its non-U.S. operations.

        The Company was formed on August 29, 1986 in a merger of three major advertising agencies and certain of their subsidiaries. Today, the Company is the parent company of three separate, independent agency networks: the BBDO Worldwide Network, the DDB Needham Worldwide Network and the TBWA International Network. The acquisition of the TBWA International Network was consummated on May 26, 1993. The Company is also the parent company of independent agencies, Altschiller Reitzfeld, and Goodby, Berlin & Silverstein, and certain marketing service and specialty advertising companies through Diversified Agency Services Group.

        The principal executive offices of the Company are located at 437 Madison Avenue, New York, New York 10022. Its telephone number is (212) 415-3600.

                           SELLING SHAREHOLDERS


          On August 19, 1993 (the "Completion Date"), the Company acquired an additional 55% of the share capital of Countrywide Communications Group Ltd. ("Countrywide") from the Selling Shareholders. Countrywide and its subsidiaries are engaged in the public relations business in the United Kingdom; and as a result of such acquisition, the Company, directly or indirectly, owns 75% of the share capital of Countrywide.

          As consideration for the Countrywide shares, the Company paid to the Selling Shareholders on the Completion Date an aggregate of 193,724 shares of Common Stock, and issued to the Selling Shareholders on or about February 15, 1994, an aggregate of 68,333 shares of Common Stock.

          Under the provisions of the Purchase Agreement entered into, the Company agreed to file for registration of the 68,333 shares of Common Stock issued to the Selling Shareholders covered by this Registration Statement. The Company previously registered the 193,724 shares of Common Stock issued to the Selling Shareholders on the Completion Date, all of which shares were sold by the Selling Shareholders pursuant to such effective registration statement.

          In addition, under the provisions of the Shareholders Agreement entered into at the Completion, the Selling Shareholders who retained in the aggregate shares and options representing 1,485,604 shares in Countrywide have the right from and after January 1, 1995, subject to certain limitations, to require the Company to purchase all of their remaining shares in Countrywide and the Company has the right to purchase such remaining Countrywide shares upon a Selling Shareholder leaving the employ of the Countrywide Group or as soon as the number of Countrywide shares held by and/or under option to Selling Shareholders falls below 148,560 shares (currently approximately 2.5% of the outstanding shares). The purchase price for the shares of Countrywide upon the exercise of such put and call options will be paid in pounds sterling and is based upon the future earnings of the Countrywide Group, subject to a floor price of 2.40 Pounds Sterling per share.

          The Company has agreed to protect the Selling Shareholders in certain cases against certain declines in the value of the Common Stock received and/or certain fluctuations in the foreign exchange rate applicable to Pounds Sterling. To the extent that the net proceeds (after brokerage commissions and currency translations from U.S. dollars to Pounds Sterling) received by a Selling Shareholder from a sale or sales of the Common Stock issued to him as purchase price under the Purchase Agreement is less than the market value at which such Common Stock was issued as purchase price, the Company will pay such

Selling Shareholder in pounds sterling the amount of such deficiency, provided that the sale of such shares is made within 90 days after the later of (i) the effective date of the registration statement filed by the Company with respect to such Common Stock, or (ii) 40 days from the date such Common Stock was issued (being the period during which none of the shares of Common Stock issued to the Selling Shareholders may be sold to U.S. Persons, as mandated by Regulation S under the Securities Act of 1933, as amended, the exemption on which the Company relied in issuing the Common Stock to the Selling Shareholders).

          None of the Selling Shareholders is currently an affiliate of the Company; and except for the positions they hold and have held with Countrywide and its subsidiaries as officers and employees, none of them has had a material relationship with the Company during the past three years.

          The following table sets forth certain information with respect to the Selling Shareholders:


                                                    Record
                     Record         Number of       Ownership of
                     Ownership of   Shares of       Common Stock
                     Common Stock   Common Stock    After Giving
Name of Selling      at February    Offered         Effect to
Shareholder          16, 1993       for Sale        Proposed Sale


Neil Alwyn Backwith        3,435     3,435               -0-
Jeremy Brooks                692       692               -0-
Paul Winston Cubitt          775       775               -0-
Simon James Forrester        476       476               -0-
Andrew John Gerrard          195       195               -0-
Julia Harrison                75        75               -0-
Peter Hehir               24,233    24,233               -0-
Elliot Roy Jackson           318       318               -0-
David John Lake            6,991     6,991               -0-
Barry Herbert Leggetter    3,349     3,349               -0-
Elizabeth Anne Licence     1,753     1,753               -0-
Geoffrey Brian Lye        14,060    14,060               -0-
Jennifer Mary Metcalfe       145       145               -0-
Paul William Miller        2,298     2,298               -0-
John Norman Orme             981       981               -0-
David Michael
  Antony Rigby             1,096     1,096               -0-
Randy William
  Packer Weeks             1,550     1,550               -0-
Christine Anne Woodcock       19        19               -0-
Stephanie Jane Browne         12        12               -0-
Grace Madeleine Drury          5         5               -0-
Lorraine Anne Garrett          5         5               -0-
Maureen Evelyn Hughes          7         7               -0-

Tracy Dawn King                3         3               -0-
Bernard Vincent Mulford       75        75               -0-
Yvonne Margaret Pearman        3         3               -0-
Linda Claire Proffitt         10        10               -0-
Laura Stuart                  10        10               -0-
Keith James Taylor           231       231               -0-
Roger H. Watkiss             141       141               -0-
Hehir Children's
  Accumulation &
  Maintenance
  Settlement Trust           666       666               -0-
Lye Children's
  Accumulation &
  Maintenance
  Settlement Trust           239       239               -0-
Pittaway Family
  Settlement Trust            60        60               -0-
Countrywide Communications
  Group Employee
  Benefit Trust              517       517               -0-
Catherine Judith Anscomb      22        22               -0-
Alan Edward Butler           268       268               -0-
Andrew Charles Pittaway      501       501               -0-
Patrick Duncan Vercoe      1,552     1,552               -0-
Phillipa Doreen Prout          2         2               -0-
Jack Talbot                1,563     1,563               -0-





                        DESCRIPTION OF COMMON STOCK

         Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of shareholders. All shares of Common Stock have equal rights and are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor and to share ratably upon liquidation in the assets available for distribution to stockholders. The Company is not aware of any restrictions on its present or future ability to pay dividends. However, in connection with certain borrowing facilities entered into by the Company and its subsidiaries, the Company is subject to certain restrictions on current ratio, tangible net worth, and the ratio of net cash flow to indebtedness. The Common Stock is not subject to call or assessment, has no preemptive conversion or cumulative voting rights and is not subject to redemption. The Company's shareholders elect a classified board of directors, and may not remove a director except by an affirmative two-thirds vote of all outstanding shares. A two-thirds vote is also required for the Company's shareholders to amend the Company's by-laws or certain provisions of the Company's charter documents, and to change the number of directors comprising the full board.

         The Company may issue Preferred Stock in series having whatever rights and preferences the Board of Directors may determine. One or more series of Preferred Stock may be made convertible into Common Stock at rates determined by the Board of Directors, and Preferred Stock may be given priority over the Common Stock in payment of dividends, rights on liquidation, voting and other rights. The Company has no current plans to issue any Preferred Stock. Preferred Stock may be issued from time to time upon authorization of the Board of Directors without action of the shareholders.

          The Company currently has outstanding (i) $100,000,000 of 6.5% Convertible Subordinated Debentures with a scheduled maturity in 2004, which are convertible into Common Stock at a conversion price of $28.00, subject to adjustment in certain events; and (ii) $143,750,000 of 4.5%/6.25% Step-Up Convertible Subordinated Debentures with a scheduled maturity in 2000, which are convertible into Common Stock at a conversion price of $54.88, subject to adjustment in certain events.

         Chemical Bank, 450 West 33rd Street, New York, New York
10001 is the transfer agent and the registrar of the Common
Stock.

         The Company mails to its stockholders annual reports containing audited financial statements.

                                  EXPERTS

         The consolidated financial statements and schedules of Omnicom Group Inc. and its subsidiaries incorporated by reference in this Registration Statement, have been audited by Arthur Andersen & Co., independent public accountants, to the extent and for the periods indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as expert in giving said report.


                               LEGAL MATTERS

         Certain legal matters in connection with the legality of the securities offered hereby will be passed upon for the Company by Raymond E. McGovern, Esq., 437 Madison Avenue, New York, New York 10022. Mr. McGovern is Secretary and General Counsel of the Company. Mr. McGovern owns an aggregate of 61,420 shares of Common Stock, $.50 par value, of the Company, holds an additional 14,200 shares of Common Stock under restricted stock awards, and has the right to purchase 49,000 shares of Common Stock upon the exercise of stock options granted by the Company.

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

         Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the Registrant, are as follows:

    Registration Fee                        $  1,151.65
    Legal Fees And Expenses                 $  2,000.00*
    Miscellaneous Expenses                  $    500.00*
                                            ___________
         Total                              $  3,651.65*

- -----------------

  * Estimated



Item 15. Indemnification of Directors and Officers.

        The Registrant's Certificate of Incorporation contains a provision limiting the liability of directors (except for approving statutorily prohibited dividends, share repurchases or redemptions, distributions of assets on dissolution or loans to directors) to acts or omissions in bad faith, involving intentional misconduct or a knowing violation of the law, or resulting in personal gain to which the director was not legally entitled. The Registrant's By-Laws provide that an officer or director will be indemnified against any costs or liabilities, including attorneys fees and amounts paid in settlement with the consent of the registrant in connection with any claim, action or proceeding to the fullest extent permitted by the New York Business Corporation Law.

        Section 722(a) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director, made or threatened to be made, a party to an action other than one by or in the right of the corporation, including an action by or in the right of any other corporation or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, because he was a director or officer of the corporation, or served such other corporation or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions, in addition, had no reasonable cause to believe that his conduct was unlawful.

        Section 722(c) of the New York Business Corporation Law provides that a corporation may indemnify any officer or director made, or threatened to be made, a party to an action by or in the right of the corporation by reason of the fact that he is or was a director of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for another corporation or other enterprise, not opposed to, the best interests of the corporation. The corporation may not, however, indemnify any officer or director pursuant to Section 722(c) in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought or, if no action was brought, any court of competent jurisdiction, determines in its discretion, that the person is fairly and reasonably entitled to indemnity for such portion of the settlement and expenses as the court deems proper.

        Section 723 of the New York Business Corporation Law provides that an officer or director who has been successful on the merits or otherwise in the defense of a civil or criminal action of the character set forth in Section 722 is entitled to indemnification as permitted in such section. Section 724 of the New York Business Corporation Law permits a court to award the indemnification required by Section 722.

        The Company has entered into agreements with its directors to indemnify them for liabilities or costs arising out of any alleged or actual breach of duty, neglect, errors or omissions while serving as a director. The Company also maintains and pays premiums for directors' and officers' liability insurance policies.

Item 16.  Exhibits.

        Exhibit
        Number            Description of Exhibit


          5         -     Opinion of Raymond E. McGovern, Esq.
                          as to the legality of the shares of
                          Common Stock registered hereunder.

          23.1      -     Consent of Arthur Andersen & Co.

          23.2      -     Consent  of  Raymond E. McGovern, Esq.
                          (included in Exhibit Number 5).


Item 17.  Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

              (i)  To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         Provided however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)  To remove from registration by means of
post-effective amendment to this Registration Statement any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 23, 1994.



                                   OMNICOM GROUP INC.
                                   Registrant

                                   By: /s/ Raymond E. McGovern
                                       Secretary





         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce Crawford and Raymond E. McGovern, and each of them, his true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the following capacities on February 22, 1994:


/s/ Bruce Crawford
Bruce Crawford
President and Chief Executive Officer and Director
(Principal  Executive Officer)


/s/ Fred J. Meyer
Fred J. Meyer
Chief Financial Officer and Director
(Principal Financial Officer)


/s/ Raymond E. McGovern
Raymond E. McGovern
Secretary, General Counsel and Director


/s/ Dale A. Adams
Dale A. Adams
Controller
(Principal Accounting Officer)


John L. Bernbach
Director


Bernard Brochand
Director


/s/ Robert J. Callander
Robert J. Callander
Director


/s/ James A. Cannon
James A. Cannon
Director


Leonard S. Coleman, Jr.
Director


Peter Jones
Director

John R. Purcell
Director


/s/ Keith L. Reinhard
Keith L. Reinhard
Director


/s/ Allen Rosenshine
Allen Rosenshine
Director


Gary L. Roubos
Director


/s/ Quentin I. Smith, Jr.
Quentin I. Smith, Jr.
Director


/s/ Robin B. Smith
Robin B. Smith
Director


/s/ John Wren
John Wren
Director


/s/ Egon P.S. Zehnder
Egon P.S. Zehnder
Director

                             INDEX TO EXHIBITS





Exhibit Number     Description Of Exhibit

5                  Opinion of Raymond E. McGovern,
                   Esq. as to the legality of the
                   Common Stock registered hereunder

23.1               Consent of Arthur Andersen & Co.

23.2               Consent of Raymond E. McGovern, Esq.
                   (Included in Exhibit 5)